Exhibit 99.1

Interline Brands, Inc. Announces Promotion of Kenneth D. Sweder To Executive Vice President and Chief Operating Officer

JACKSONVILLE, Fla., October 20, 2008/PRNewswire-FirstCall/ -- Interline Brands, Inc. (NYSE: IBI) ("Interline" or the "Company"), a leading distributor and direct marketer of maintenance, repair and operations products, today announced the promotion of Kenneth D. Sweder to Executive Vice President and Chief Operating Officer, effective immediately.

Mr. Sweder will manage the Company's merchandising, inventory and distribution activities, and will direct the sales and marketing of certain key brands. He will also work with Michael Grebe, Interline's Chairman and Chief Executive Officer, to oversee the firm's corporate development efforts.

"Ken's experience, knowledge of the distribution industry, and his significant contributions since joining Interline last year have made his promotion well deserved," said Mr. Grebe. "Ken has been an invaluable asset to our team. His leadership, focus on results and strong process orientation make him an excellent fit in his new role with the Company as he seeks to help us improve the growth, profitability and scalability of the Interline Brands platform."

"I want to thank Mike and the Board for this opportunity," said Mr. Sweder. "I look forward to building on the Company's heritage and past success in my new role. Interline Brands is positioned well as an industry leader with many strong brands and a solid balance sheet. We can make the Company even stronger by executing the profit and efficiency improvement initiatives we announced last quarter, and by further developing market growth opportunities."

Mr. Sweder joined Interline Brands in April of 2007 as the Company's Chief Merchandising Officer. Prior to his time with the Company, Mr. Sweder was First Vice President of Property Operations Strategy at Equity Residential, and a management consultant at Bain & Company, where he specialized in distribution and supply chain management. Prior to Bain & Company, Mr. Sweder spent nine years at PNC Bank in various capacities including his last three years as Vice President, National Corporate Banking. Mr. Sweder has an MBA from The University of Chicago Graduate School of Business and an undergraduate degree from Miami University in Oxford, Ohio.

About Interline

Interline Brands, Inc. is a leading national distributor and direct marketer with headquarters in Jacksonville, Florida. Interline provides maintenance, repair and operations (MRO) products to a diversified customer base made up of professional contractors, facilities maintenance professionals, and specialty distributors across North America, the Caribbean and Central America.

CONTACT:

Tom Tossavainen of Interline Brands, Inc., +1-904-421-1441 / Web site: http://www.interlinebrands.com /